Exhibit 10.7

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

September 1, 2013

Globalstar Inc

Att: Paul Monte

461 SO Milpitas Blvd

Milpitas, CA 95035

Subject: Globalstar requested payment delays and “temporary hold” - Sixth Extension

Dear Paul,

In response to your sixth request to defer outstanding and accumulated payments for the Globalstar CN Program, your contract number GINC-C-08-0400 (the “Agreement”), this letter acknowledges the agreement by Ericsson to defer the payments for achieved and upcoming Payment Milestones as defined in the Agreement and in the letter agreement PJR0311-002 dated March 7, 2011 and subsequent letter agreements on this subject. Specifically this deferral consists of:

$157,963 CDR (Critical Design Review) ($929,520 less September 2012 payment of $581,862 less February 28 payment of $89,695 less June 2013 payment of $100,000= $157,963)

$157,963Total owed Feb 23rd 2012

[*]

Total additional owed before June 28th 2012: $ $2,100,000.

In addition to the above, Globalstar also owes 8 quarterly support payments for BSCS Support as follows:

[*]

For a total BSCS Support owed of $270,000

Total deferral: $ $2,527,963

Subject to your consent as indicated below, Ericsson Inc. (“Ericsson”) would agree as follows:

a)	Assuming the Payment Milestone is completed and invoiced, Globalstar shall pay any unpaid milestone payments in Exhibit C and C-1 of the Agreement (referred to as “Deferred Payments”) on or before November 15, 2013.Between the date of this letter and November 15th, Globalstar and Ericsson will use good faith efforts to come to a mutual agreement on a revised milestone payment schedule and amend Exhibits C and C1 of the Agreement.

b)	In consideration for agreeing to the Deferred Payments, Globalstar shall pay six and a half percent (6.5%) per annum interest on the Deferred Payments. Interest shall begin to accrue after the 31st day of acceptance of the completion of any Payment Milestone and shall be paid at the same time as the Deferred Payment is made.

c)	For any material event, such as change of ownership, bankruptcy filing, material investment, shareholder or ownership changes affecting control (i.e. the ownership and/or ability to vote more than 50% of the total shares), breach of obligations, failure to pay debts, and the like, the Deferred Payments become due and payable immediately.

d)	Due to delays by Globalstar in delivering necessary Customer Furnished Equipment for the Core Network Program (both as defined in the Agreement), the only work that will be performed by Ericsson between now and when the project is resumed under a new mutually agreed milestone schedule (the “Temporary Hold Period”) will be the completion of the following agreed punch list items for the Milpitas lab:

1.	None remaining.

e)	Globalstar understands and agrees that the above “temporary hold” will cause a delay to the Core Network Program, and that Ericsson cannot guarantee a day-for-day schedule delay nor can Ericsson commit to re-staffing the project with the same individuals as have been assigned to-date when the Core Network Program resumes as these individuals may have been assigned to other long term Ericsson projects. Ericsson will use commercially reasonable efforts to limit any such delay caused by such “temporary hold” to a period of time equal to the length of the Temporary Hold Period plus four months. Ericsson will not be obligated to perform any work until the project is resumed and a new milestone schedule is agreed. Upon Ericsson’s resumption of work, Globalstar agrees to pay Ericsson a project re-setup fee of $250,000.00.

Globalstar and Ericsson agree that the delays in the Core Network Program have created issues regarding the obsolescence of certain program features (specifically 1. HPA including “NRSPCA on offer”; 2. Push-to-Talk; and 3. Sigcomp). Upon the signing of this letter agreement, Globalstar and Ericsson agree to continue the good faith technical discussions agreed to in the letter agreement dated March 8, 2012 relating to HPA and “NRSPCA on offer”. Globalstar agrees to forego the requirements for Push-To-Talk and Sigcomp previously committed to and Ericsson agrees to credit Globalstar for the elimination of these requirements. Globalstar and Ericsson will use good faith efforts to come to mutual agreement on the technical solution for HPA and “NRSPCA on offer” at the conclusion of such discussions. However, Ericsson will not commit to deliver the agreed solution on a particular schedule due to the delays in payment as outlined in a) above. Globalstar and Ericsson agree to enter into good faith commercial discussions upon Ericsson’s receipt of all monies due in this letter agreement regarding the ordering and delivery of the revised HPA and “NRSPCA on offer” functionality and any commercial impacts following Ericsson’s receipt of the Deferred Payments. At that time, Globalstar and Ericsson will execute a contract amendment reflecting the agreed solution for HPA and “NRSPCA on offer” and the elimination of Push-To-Talk and Sigcomp. Should the parties be unable to agree on the above technical solution by November 15, 2013 then either Globalstar or Ericsson may choose to terminate the Agreement. Thereafter, provided that all amounts due under this letter agreement have been paid, neither party will have any liability whatsoever under the Agreement.

f)	This letter agreement will become effective collectively upon (i) Globalstar’s signature below, and (ii) Ericsson’s receipt of $1,565,477 by September 27, 2013. The letter agreement between the parties dated June 1, 2013 is hereby superseded by this letter agreement.

g)	Globalstar requests the following payment modifications:

1.          If Globalstar has not paid Ericsson the amount due, together with interest and any other amounts owing under the Agreement as of November 15, 2013, Globalstar may terminate the Agreement for convenience by delivering such written notice of the termination and agreeing to make a final payment of $10,000,000 (“Final Payment”) to Ericsson.

2.          If Globalstar cancels the Agreement for convenience on November 15, 2013, then Globalstar shall make the Final Payment either: (a) in cash not later than November 30, 2013 or (b) subject to paragraph 3 below, in Globalstar common stock (OTC: GSAT, the “GSAT Stock”) not later than November 15, 2013. Globalstar shall provide written notice of such its request to pay in cash or GSAT Stock on November 5, 2013.

3.          If payment is to be made in GSAT Stock, such GSAT Stock shall be registered and freely tradable, free and clear of any liens, encumbrances or other restrictions. The number of shares delivered by Globalstar to Ericsson shall be equal to the Final Payment plus 5%, divided by the volume weighted average price of GSAT for the 20 trading days immediately prior to (but not including) the date of delivery of such shares. If Globalstar requests to make the Final Payment in GSAT Stock, Ericsson shall have the option (exercisable by written notice delivered on or before November 10, 2013) either to accept such GSAT Stock (including the additional 5% mentioned in the above paragraph) or to receive the Final Payment in cash from the sale of such GSAT stock by Globalstar and/or from other sources who will then remit the full amount of the Final Payment. Under no circumstance would Globalstar remit less than the total Final Payment amount.

h)	Globalstar will pay Ericsson a progress payment of $1,565,477 on or before September 27, 2013. This payment will be used to eliminate the remaining balance of $157,963 for the CDR, and to reduce the balance for the Clifton HW Install Complete from $2,100,000 to $692,486. Should the above progress payment of $1,565,477 not be received on or before September 27, 2013, or, should the final payment of all remaining amounts due outlined in this letter including interest not be received by November 15, 2013, the Agreement will be automatically terminated. Upon such termination, Globalstar would be required to either pay the Deferred Payments and amounts set forth in paragraph a) and b) above in final settlement of the Agreement, or chose the termination for convenience option as outlined in paragraph g) above. Thereafter, upon fulfilling the obligations required by either such option, neither party will have any liability whatsoever under the Agreement.

i)	Except as modified hereby, the terms and conditions of the Agreement will continue on in full force and effect.

If Globalstar concurs with the foregoing, please execute a copy of this letter and return it to my attention at Ericsson.

Sincerely,

/s/ Johan Westerberg
ERICSSON INC.
Johan Westerberg
Vice President Eastern Region

Agreed and accepted by Ericsson Inc and Globalstar Inc:

Ericsson Inc.	Globalstar Inc.

/s/ Johan R. Westerberg	/s/ L. Barbee Ponder IV
Signature	Signature

Johan R. Westerberg	L. Barbee Ponder IV
Name	Name

VP Sales	General Counsel & Vice President Regulatory Affairs
Title	Title